Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck, Inc. on Form S-1 (333-201168), S-3 (No. 333-214193) and Form S-8 (Nos. 333-231781, 333-211298, 333-204308, 333-151097 and 333-143448) of our report dated March 18, 2020, on our audits of the financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 18, 2020.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
March 18, 2020